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                                                                    EXHIBIT 4.11
                                                                    ------------

                            SECOND AMENDMENT TO THE
                              UNICOM CORPORATION
                           1996 DIRECTORS' FEE PLAN

     WHEREAS, pursuant to Section 6 of the Unicom Corporation 1996 Directors' Fee Plan, as previously established and as amended by the First Amendment thereto, effective May 28, 1998 (the "Fee Plan"), the Compensation Committee of the Board of Directors of Unicom Corporation (the "Committee") is authorized to make such adjustments to the number and class of shares available under the Plan and the number and class of shares to be delivered under the Plan as may be necessary or appropriate to reflect the occurrence of a merger or other extraordinary corporate event; and

     WHEREAS, on October 9, 2000, the Compensation Committee of the Board of Directors of Unicom Corporation authorized the transfer of sponsorship of the Fee Plan from Unicom Corporation to Exelon Corporation and the substitution of common stock of Exelon Corporation for any reference to the common stock of Unicom Corporation, effective as of the effective date of the merger of Unicom Corporation with and into Exelon Corporation (the "Merger Effective Date");

     NOW THEREFORE, the Fee Plan is hereby amended as follows, effective as of the Merger Effective Date:

                                       I

     Exelon Corporation is substituted for Unicom Corporation as the "Corporation".


                                      II

     Each outstanding deferred share of common stock of Unicom Corporation is hereby converted to a restricted or deferred share, as applicable, of common stock of Exelon Corporation, using a conversion rate of 0.875 of one deferred share of common stock of Exelon Corporation for each deferred share of common stock of the Unicom Corporation, and the $3 per share cash consideration shall be reinvested into additional shares of restricted or deferred shares of common stock of Exelon Corporation using the opening price of such common stock of Exelon Corporation on the date such stock is first traded on the New York Stock Exchange.

                                      III

     In all other respects, the Plan shall remain in full force and effect.
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     Executed this __/th/ day of October, 2000.


                                        UNICOM CORPORATION



                                        By:________________________
                                             S. Gary Snodgrass
                                             Senior Vice President and
                                             Chief Human Resources Officer